Exhibit 21.1

Entorian Technologies Inc.

List of Subsidiaries

Entorian GP LLC—Delaware

Entorian LP LLC—Delaware

Entorian Technologies L.P.—Texas

Southland Micro Systems, Inc.—California

Staktek Mexico, S. de R.L. de C.V.—Mexico

Staktek Corporation—Texas